                                                                   EXHIBIT 10.16

           SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER OF DEFAULTS

                  This Amendment, dated as of May 14, 2004, but effective as of January 31, 2004, is made by and between HEALTH FITNESS CORPORATION, a Minnesota corporation (the "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank").

                                    Recitals

                  The Borrower and the Bank are parties to a Credit Agreement dated as of August 22, 2003, as amended by a First Amendment to Credit Agreement dated as of December 5, 2003 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

                  The Borrower has requested that certain amendments be made to the Credit Agreement. The Bank is willing to grant the Borrower's requests pursuant to the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

                  1. Definitions. All terms defined in the Credit Agreement that are not otherwise defined herein shall have the meanings given them in the Credit Agreement. Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

                  "'Cash Flow Leverage Ratio' means, as of any date, the ratio of the sum of the Borrower's (i) Senior Funded Debt and (ii) Bayview Subordinated Debt as of such date to its EBITDA."

                  "'Current Maturities of Long Term Debt' means as of a given date, the amount of the Borrower's long-term debt and capitalized leases which became due during the period ending on the designated date."

                  "'Current Ratio' - deleted."

                  "Interest Expense' means, as of any date, during the twelve-month period ending on such date (except where noted otherwise), the Borrower's total gross interest expense (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts,
         (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense."

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                  "'EBITDA' means, as of any date, the sum of (i) pretax
         earnings from continuing operations, (ii) Interest Expense and (iii) depreciation, depletion, and amortization of tangible and Intangible Assets, before (a) special extraordinary gains, (b) minority interests, and (c) miscellaneous gains and losses, in each case for the twelve-month period ending on such date (except where noted otherwise), computed and calculated in accordance with GAAP."

                  "'Fixed Charge Coverage Ratio' means, as of any date, the ratio of (a) the Borrower's EBITDA minus the sum of the Borrower's (i) Capital Expenditures, and (ii) taxes to (b) the sum of the Borrower's
         (i) Interest Expense (measured on the same basis as Fixed Charge Coverage Ratio), and (ii) Current Maturities of Long Term Debt."

                  "'Net Worth' means the aggregate of capital and retained earnings of the Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, except for the purposes of this agreement the preferred stock of the Borrower shall be included in Net Worth."

                  "'Senior Cash Flow Leverage Ratio' - deleted."

                  2. Financial Covenants. Sections 5.9, 5.10 and 5.11 of the Credit Agreement are amended to read as follows:

                  Section 5.9 Cash Flow Leverage Ratio.

                  (a) The Borrower will at all times maintain its Cash Flow Leverage Ratio, with the EBITDA computed on a basis annualized from January 1, 2004 through the date of determination, determined as of the last day of each fiscal quarter, at not more than the ratio set forth below:

                                              YEAR TO DATE MAXIMUM CASH
FISCAL QUARTER ENDING                            FLOW LEVERAGE RATIO
---------------------                         -------------------------
    June 30, 2004                                    1.75 to 1.00
  September 30, 2004                                 1.50 to 1.00
  December 31, 2004                                  1.50 to 1.00

                  (b) Beginning on the fiscal quarter ending March 31, 2005 and for each fiscal quarter thereafter, the Borrower will at all times maintain its Cash Flow Leverage Ratio on a trailing twelve month basis determined as of the last day of each fiscal quarter, at not more than 1.50 to 1.00.

                  Section 5.10 Senior Leverage Ratio. The Borrower will maintain its Senior Leverage Ratio, determined as of the end of each fiscal quarter during each fiscal quarter described below, at not more than the ratio set forth below opposite such quarter:

Health Fitness Corporation

Second Amendment to Credit Agreement

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
                                                  MAXIMUM SENIOR
            QUARTER                               LEVERAGE RATIO
            -------                               --------------
        June 30, 2004                             3.75 to 1.00
     September 30, 2004                           3.00 to 1.00
      December 31, 2004                           2.50 to 1.00
March 31, 2005 and thereafter                     2.25 to 1.00

                  Section 5.11 Fixed Charge Coverage Ratio. The Borrower will maintain its Fixed Charge Coverage Ratio, determined as of the end of each fiscal quarter, (i) on a year to date basis, beginning with the fiscal quarter ending June 30, 2004 through the fiscal quarter ending December 31, 2004, at not less than 3.00 to 1.00, and (ii) on a trailing twelve month basis, beginning with the fiscal quarter ending March 31, 2005 and for each fiscal quarter thereafter, at not less than
         3.00 to 1.00.

                  3. Financial Covenants - EBITDA. Article V of the Credit Agreement is further amended by adding the following new Section 5.12:

                  Section 5.12 EBITDA.

                  (a) The Borrower will achieve minimum EBITDA, determined as of the end of each fiscal quarter on a year-to-date basis during each fiscal quarter described below, at not less than the amount set forth below opposite such quarter:

                                              YEAR TO DATE MINIMUM
      PERIOD                                          EBITDA
      ------                                  --------------------
  June 30, 2004                                     $1,300,000
September 30, 2004                                  $2,100,000
December 31, 2004                                   $3,000,000

                  (b) The Borrower will achieve minimum EBITDA, determined as of the end of each fiscal quarter on a trailing twelve month basis during each fiscal quarter described below, at not less than the amount set forth below opposite such quarter:

                                            TRAILING TWELVE MONTH
        PERIOD                                 MINIMUM EBITDA
        ------                              ----------------------
March 31, 2005 through                          $3,250,000
  December 31, 2005
March 31, 2006 through                          $3,500,000
  December 31, 2006
March 31, 2007 through                          $4,000,000
  December 31, 2007

Health Fitness Corporation

Second Amendment to Credit Agreement

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                  4. Waiver of Defaults. The Borrower is in default of the
following provisions of the Credit Agreement (collectively, the "Existing Defaults"):

                                         Covenant                                                 Actual
    Section/Covenant                 Computation Date          Required Performance             Performance
------------------------------      -----------------          --------------------            -------------
Section 5.9/Senior Cash Flow         January 31, 2004             2.00 to 1.00                 2.28 to 1.00
Leverage Ratio
                                    February 29, 2004             2.00 to 1.00                 2.24 to 1.00

                                      March 31, 2004              1.65 to 1.00                 2.32 to 1.00

Section 5.10/Senior Leverage         January 31, 2004             3.75 to 1.00                 3.79 to 1.00
Ratio
                                      March 31, 2004              3.75 to 1.00                 4.15 to 1.00

                  Upon the terms and subject to the conditions set forth in this Amendment, the Bank hereby waives the Existing Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or future waiver in any similar or other circumstances.

                  5. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

                  6. Conditions. The amendments set forth above shall be effective only if the Bank has received, on or before the date hereof (or such later date as the Bank may agree to in writing), this Amendment, duly executed by the Borrower.

                   7. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

                  (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

                  (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or
                  (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement

Health Fitness Corporation

Second Amendment to Credit Agreement

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                  or any other agreement, lease or instrument to which the
                  Borrower is a party or by which it or its properties may be bound or affected.

                  (c) All of the representations and warranties contained in
                  Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

                  8. No Other Waiver. Except as set forth in Paragraph 4 hereof, the execution of this Amendment any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Bank, whether or not known to the Bank and whether or not existing on the date of this Amendment.

                  9. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

                  10. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

                  11. Miscellaneous. The Borrower shall pay all costs and expenses of the Bank, including attorneys' fees, incurred in connection with the drafting and preparation of this Amendment and any related documents. Except as amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Amendment, taken together, shall constitute but one and the same instrument. This Amendment shall be governed by the substantive law of the State of Minnesota.

Health Fitness Corporation

Second Amendment to Credit Agreement

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL               HEALTH FITNESS CORPORATION
ASSOCIATION

   /s/  Kent Paulson                   /s/  Wesley W. Winnekins
   ----------------------              ---------------------------------
   By Kent Paulson                     By Wesley W. Winnekins
   Its Vice President                  Its Chief Financial Officer and Treasurer